SOLES, HEYN & COMPANY

Accountants and Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 12, 2019 relating to the financial statements and financial statement schedules of Alpha Investment Inc. for the years ended December 31, 2018 and 2017. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Soles, Heyn & Company, LLP

Soles, Heyn & Company, LLP
West Palm Beach, Florida
February 11, 2020

400 Executive Center Dr, Suite 203
West Palm Beach, FL 33401
Phone: 561-429-6625 www.solesheyncpa.com